EXHIBIT NO. 99.(a) 5

MFS SERIES TRUST V

CERTIFICATION OF AMENDMENT

TO THE DECLARATION OF TRUST

TERMINATION OF CLASSES

Pursuant to Section 9.2(b) of the Amended and Restated Declaration of Trust, dated as of December 16, 2004, as amended (the “Declaration”), of MFS Series Trust V (the “Trust”), the undersigned, constituting a majority of the Trustees of the Trust, do hereby certify that class 529A, 529B and 529C shares of MFS Research Fund, a series of the Trust, have been terminated.

IN WITNESS WHEREOF, a majority of the Trustees of the Trust have executed this amendment, in one or more counterparts, all constituting a single instrument, as an instrument under seal in The Commonwealth of Massachusetts, as of March 30, 2007, and further certify, as provided by the provisions of Section 9.3(c) of the Declaration, that this amendment was duly adopted by the undersigned in accordance with Section 9.3(a) of the Declaration.

ROBERT E. BUTLER	ROBERT J. MANNING
Robert E. Butler	Robert J. Manning
804 W. Park Avenue	13 Rockyledge Road
State College PA 16803	Swampscott MA 01907

LAWRENCE H. COHN	LAWRENCE T. PERERA
Lawrence H. Cohn	Lawrence T. Perera
45 Singletree Road	18 Marlborough Street
Chestnut Hill MA 02467	Boston MA 02116

DAVID H. GUNNING	ROBERT C. POZEN
David H. Gunning	Robert C. Pozen
2571 N. Park Blvd.	9 Arlington Street
Cleveland Heights OH 44106	Boston MA 02116

WILLIAM R. GUTOW	J. DALE SHERRATT
William R. Gutow	J. Dale Sherratt
3 Rue Dulac	86 Farm Road
Dallas TX 75230	Sherborn MA 01770

MICHAEL HEGARTY	LAURIE J. THOMSEN
Michael Hegarty	Laurie J. Thomsen
177 Old Briarcliff Road	235 Nashawtuc Road
Briarcliff Manor NY 10510	Concord MA 01742

J. ATWOOD IVES	ROBERT W. UEK
J. Atwood Ives	Robert W. Uek
17 West Cedar Street	536 Tierra Mar Lane
Boston MA 02108	Naples FL 34108